UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Walgreen Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Wilmot Road
Deerfield, Illinois 60015

November 22, 2005

Dear Walgreens Shareholder:

You are cordially invited to our Annual Shareholders’ Meeting on Wednesday, January 11, 2006, at 2:00 p.m., Central Standard Time. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. A trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3. Five-dollar parking passes will be available at the registration desk.

We hope you will join us to celebrate our 31st consecutive year of record sales and earnings, and to learn what we are doing behind the scenes to make the Walgreen stores you visit every day more convenient for you as a customer and more profitable for you as a shareholder. We’ll discuss the major opportunities we see in 2006 and beyond, including the new Medicare Prescription Drug program, Walgreens expanded opportunities to meet healthcare needs, continued aggressive store growth and major technology advances in pharmacy and distribution.

We will also recognize the dedication of our employees who made it possible to meet emergency healthcare needs for hundreds of thousands of Hurricane Katrina and Rita victims. They are why The Wall Street Journal reported that, “Walgreen has become a de facto emergency health provider ... stepping into the breach of a major medical crisis.”

Please join us January 11. We will offer closed captioning for the hard-of-hearing during the entire meeting, including questions and answers.

Whether or not you plan to attend, it is important that you submit your proxy promptly in accordance with the instructions on the enclosed proxy card. If you’re unable to attend the meeting in person, please go online to Walgreens.com at 2 p.m. that day to hear a live audio broadcast. A video broadcast will be available on our website beginning Friday, January 20.

Thank you for the loyalty you show Walgreens. Our best wishes for a happy holiday season.

Sincerely,

DAVID W. BERNAUER Chairman and CEO	JEFFREY A. REIN President and COO

200 Wilmot Road
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 11, 2006

TO THE SHAREHOLDERS OF WALGREEN CO.:

The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 11, 2006, at 2:00 p.m. Central Standard Time.

The Annual Meeting is being held for the following purposes:

(1)	To elect eleven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm;

(3)	To consider a proposal to approve the amended and restated Walgreen Co. Executive Stock Option Plan; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on November 14, 2005, are entitled to vote at the meeting.

Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket attached to the enclosed proxy card and at least one form of photo identification.

You may vote your shares by telephone, via the Internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the Internet, you should not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Walgreen Co. or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, and the proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

For further information concerning individuals nominated as directors, the ratification of the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm, the proposal to approve the amended and restated Walgreen Co. Executive Stock Option Plan and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

The Company’s Annual Report to shareholders for fiscal year 2005 is enclosed with this proxy statement.

By order of the Board of Directors.

DANA I. GREEN
Secretary

November 22, 2005

200 Wilmot Road
Deerfield, Illinois 60015

November 22, 2005

PROXY STATEMENT

This proxy statement is being sent beginning November 22, 2005, in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 11, 2006, and further, to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before your shares are voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, Internet or mail. The items described herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Only shareholders of record at the close of business on November 14, 2005, are entitled to notice of, and to vote at, the meeting. As of the close of business on November 14, 2005, the Company had 1,012,203,465 shares of common stock outstanding. Your vote is confidential and will not be disclosed to the Company unless required by law or requested by you. A majority of outstanding shares entitled to vote on a matter as of November 14, 2005, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists.

The expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made in some cases by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may also elect to retain a professional solicitor to assist in the solicitation of proxies, for an expected fee of $25,000 or less, plus reasonable expenses. Any professional solicitors will be paid by the Company.

The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company’s proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing.

Election of Directors

There are eleven nominees for election to the Board of Directors. James A. Skinner, who was named a director by the Board effective July 1, 2005, is standing for election for the first time this year.

In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the eleven nominees. Alternatively, shareholders may cumulate their votes and give eleven votes to one nominee for each share owned, or they may distribute their votes on the same principle among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election. Broker non-votes will not affect the outcome of the vote.

Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any of such individuals unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board of Directors will substitute, another nominee for such individual. The proxies will vote your shares for that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

Names and ages of director nominees, their principal occupations and other information	Period of service as director began in
David W. Bernauer, 61—Chairman of the Board (since January 2003) and Chief Executive Officer (since January 2002). Mr. Bernauer was President and Chief Operating Officer from January 1999 to January 2003. Mr. Bernauer is also a director of Office Depot, Inc.	1999

William C. Foote, 54—Chairman of the Board, Chief Executive Officer and President of USG Corporation. Mr. Foote is also a director of USG Corporation. In June 2001, USG Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code.	1997

James J. Howard, 70—Chairman Emeritus of Xcel Energy Inc. (since August 2001). Mr. Howard was Chairman of the Board of Xcel Energy Inc. from August 2000 to August 2001. Mr. Howard is also a director of Honeywell International Inc. and Ecolab, Inc.	1986

Alan G. McNally, 60—Chairman of the Board of Harris Financial Corporation (formerly Bankmont Financial Corporation) and Senior Advisor to TeleTech North America. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 until January 2004. Mr. McNally was Chief Executive Officer of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from September 1993 to September 2002 and Bankmont Financial Corporation from April 1998 to September 2002, and Vice Chair of Bank of Montreal from 1990 to September 2002.	1999

Names and ages of director nominees, their principal occupations and other information	Period of service as director began in
Cordell Reed, 67—Former Senior Vice President of Commonwealth Edison Co. Mr. Reed is also a director of LaSalle Bank Corporation, Underwriters Laboratories Inc. and Washington Group International, Inc.	1994

Jeffrey A. Rein, 53—President and Chief Operating Officer (since January 2003). Mr. Rein was Executive Vice President of Marketing from February 2001 to January 2003, and Vice President from July 1999 to February 2001.	2003

David Y. Schwartz, 64—Independent business advisor and consultant. Former Partner at Arthur Andersen LLP. Mr. Schwartz is also a director of Foot Locker, Inc. and True Value Company.	2000

John B. Schwemm, 71—Former Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company. Mr. Schwemm is also a director of USG Corporation and William Blair Mutual Funds, Inc.	1985

Names and ages of director nominees, their principal occupations and other information	Period of service as director began in

James A. Skinner, 61—Vice Chairman and Chief Executive Officer of McDonald’s Corporation (since November 2004). Mr. Skinner was Vice Chairman of McDonald’s Corporation from January 2003 to November 2004 and President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002. Mr. Skinner served as President and Chief Operating Officer of McDonald’s—Europe, Asia/Pacific, Middle East and Africa from June 2001 to February 2002, and President of McDonald’s—Europe from December 1997 to June 2001. Mr. Skinner is also a director of McDonald’s Corporation and Illinois Tool Works Inc.
2005

Marilou M. von Ferstel, 67—Former Executive Vice President and General Manager of Ogilvy Adams & Rinehart.	1987

Charles R. Walgreen III, 70—Chairman Emeritus of Walgreen Co. (since July 1999). Chairman of the Board (until July 1999) and Chief Executive Officer (until January 1998).	1963

Information Concerning Corporate Governance, the Board of Directors and its Committees

The Board of Directors met six times and there were 21 meetings of Board Committees during the 2005 fiscal year. The Company’s Corporate Governance Guidelines state that directors are expected to attend the annual meeting of shareholders and all meetings of the Board and the Committees of which they are members, unless prevented by unavoidable circumstances. Each director attended all of the meetings of the Board of Directors held during the period for which he or she served as a director and of the Board Committees on which he or she served during the periods for which he or she served, with the exception of Mr. Foote, who was unable to participate in two telephonic meetings of the Audit Committee. All of the directors who were then serving attended the Company’s annual meeting on January 12, 2005.

The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent directors. Accordingly, the Board conducts an annual review as to whether each of its directors qualifies as independent. As permitted by the New York Stock Exchange listing standards, the Board has determined categorically that one or more of the following relationships will not be considered to be material relationships that impair a director’s independence:

1)	The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or director of an entity with which the Company has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, the Company during the entity’s last fiscal year that account for less than the greater of $200,000 or 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year; or

2)	The director or a member of the director’s immediate family is an executive officer, director or trustee or was an executive officer, director or trustee of a charitable or other not-for-profit entity during the entity’s last fiscal year and the Company’s contributions to the entity during the entity’s last fiscal year are (a) less than the greater of $200,000 or 2% of the entity’s total annual charitable receipts for the entity’s last fiscal year, and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions will not be included in the Company’s annual charitable contributions for this purpose.

Based on its most recent annual review, the Board of Directors has affirmatively determined that Mr. Foote, Mr. Howard, Mr. McNally, Mr. Reed, Mr. Schwartz, Mr. Schwemm, Mr. Skinner and Ms. von Ferstel have no material relationship with the Company other than as a director and are independent as defined in the listing standards of the New York Stock Exchange, the Nasdaq Stock Market and the Chicago Stock Exchange, as well as in the Company’s independence standards.

The independent members of the Board of Directors meet in regularly scheduled executive sessions in conjunction with each quarterly Board meeting. In January, the executive session agenda includes CEO performance, and the presiding director is the Chairman of the Compensation Committee. In October, the executive session agenda includes Board performance, and the presiding director is the Chairman of the Nominating and Governance Committee. For all other executive sessions, the presiding director is rotated based on alphabetical order of the directors’ last name.

The Board has adopted a charter for each of its Committees, as well as Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted an Ethics Policy Statement that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for Financial Executives that applies to and has been signed by the Chief Executive Officer, the Chief Financial Officer and the Controller. These materials can be found on the Company’s website at investor.walgreens.com, and may be obtained by written request to Walgreen Co., c/o Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. Changes to or waivers, if any, of the Company’s Ethics Policy Statement for directors and executive officers or the Company’s Code of Ethics for Financial Executives would be promptly disclosed on the Company’s website.

Compensation of Directors

Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. During fiscal year 2005, directors who were not employees received a quarterly retainer of $12,500 for Board service, a fee of $1,200 for each Board of Directors and Board Committee meeting attended in person, a fee of $600 for each Board of Directors and Board Committee telephonic meeting, and reimbursement for expenses incurred in connection with such meetings.

Effective November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan. The Plan was amended and restated effective January 14, 2004, and further amended effective October 12, 2005. Each nonemployee director receives an equity grant of shares each fiscal year on November 1. The number of shares granted is determined by dividing $80,000 by the price of a share of common stock on November 1 of the relevant fiscal year. In fiscal 2005 (as of November 1, 2004), each nonemployee director then serving received a grant of 2,211 shares. During the term of the Plan, each nonemployee director will also receive fifty percent of his or her quarterly retainer in the form of shares, which the director may elect to receive in the form of deferred stock units. In addition, a nonemployee director may elect to receive all or a portion of the cash component of his or her quarterly retainer and meeting fees in the form of deferred stock units or to have such amounts placed in a deferred cash compensation account. Based on the October 12, 2005 amendment to the Plan, each nonemployee director may also elect to receive all or a portion of his or her annual equity grant of shares in the form of deferred stock units, beginning with the grant to be made on November 1, 2006.

The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for nonemployee directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. That Plan will continue to apply in the future only with respect to compensation earned by nonemployee directors for periods of service prior to November 1, 1996. Under the terms of the Walgreen Co. Retirement Plan for Outside Directors, the annual benefits payable to a nonemployee director for the shorter of (i) the number of years the director served as a non-employee member of the Board, or (ii) ten years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a nonemployee director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the nonemployee director on the date of his or her retirement from the Board of Directors.

Messrs. Howard and Schwemm and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a director to defer a portion of his or her retainer fees. During fiscal 2005, payments were made to directors under such plans as follows: Mr. Howard, $54,788; Mr. Schwemm, $40,829; and Ms. von Ferstel, $55,300.

Committees

The Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees during fiscal 2005, each of which is described below. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards and the rules of the Securities and Exchange Commission, as well as the listing standards of the New York Stock Exchange, the Nasdaq Stock Market and the Chicago Stock Exchange, on which the Company’s common stock is listed.

The Audit Committee met nine times during the fiscal year. The Committee is composed of John B. Schwemm, Chairman, William C. Foote, David Y. Schwartz and Marilou M. von Ferstel. Each member of the Committee meets the current financial literacy requirements of the New York Stock Exchange, the Nasdaq Stock Market and the Chicago Stock Exchange. The Committee’s responsibilities as set forth in its charter include evaluation of significant matters relating to the financial reporting process and system of internal accounting controls of the Company, as well as review of the scope and results of the annual audits conducted by the independent registered public accounting firm. The Board of Directors approved a revised Audit Committee Charter at its October 12, 2005 meeting. The revised charter is attached as Appendix A to this proxy statement. The Board of Directors has determined that David Y. Schwartz meets the Securities and Exchange Commission’s definition of audit committee financial expert.

The Compensation Committee met four times during the fiscal year. The Committee is composed of Cordell Reed, Chairman, James J. Howard and John B. Schwemm. The Committee determines the various elements of executive compensation and oversees the executive succession planning process. The Committee maintains authority and responsibility for the administration of various executive compensation programs, including the Company’s Executive Stock Option Plan, Restricted Performance Share Plan, Management Incentive Plan and certain executive deferred compensation plans. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors.

The Finance Committee met five times during the fiscal year. The Committee is composed of David Y. Schwartz, Chairman, Alan G. McNally, Cordell Reed and Charles R. Walgreen III. The Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

The Nominating and Governance Committee met three times during the fiscal year. The Committee is composed of William C. Foote, Chairman, James J. Howard, Alan G. McNally, John B. Schwemm and Marilou M. von Ferstel. The Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding various elements of director compensation, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board of Directors.

The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. Desired qualities to be considered include:

Experience:

•	high-level leadership experience in business or administrative activities, and significant accomplishment;

•	breadth of knowledge about issues affecting the Company; and

•	proven ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare;

•	willingness to apply sound and independent business judgment;

•	awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image;

•	no present conflicts of interest;

•	availability for meetings and consultation on Company matters;

•	enthusiasm about the prospect of serving;

•	willingness to assume broad fiduciary responsibility; and

•	willingness to become a Company shareholder.

When recommending to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party Board Services Consulting firm engaged to recommend director candidates. The Nominating and Governance Committee may utilize the services of Board Services Consulting firms to help identify candidates for director who meet the qualifications outlined above. Such firms screen the candidates against the qualifications outlined above, develop profiles and prepare biographies of each candidate for the Nominating and Governance Committee to review, and assist in the interview process. A third-party Board Services Consulting firm identified Mr. Skinner as a potential Board candidate. The Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

If a shareholder would like to recommend a person for the Nominating and Governance Committee to consider as a nominee for election to the Board of Directors, he or she may submit the recommendation to the Secretary of the Company in compliance with the procedures for shareholder nominations described in the Company’s By-Laws. If a submission is properly made under the Company’s By-Laws, the Nominating and Governance Committee will apply the same standards to the evaluation of a shareholder nominee as it applies to nominees submitted from other sources. A shareholder who wishes to recommend a prospective nominee for consideration by the Nominating and Governance Committee should notify the Secretary of the Company in writing on or after September 13, 2006 and not later than October 13, 2006. The notice should be directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. The notice should contain (i) the name and address, as they appear in the Company’s books, of the shareholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the shareholder, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the Securities and Exchange Commission would require to be included in a proxy statement.

If a shareholder would like to nominate an individual in person at the 2007 annual meeting, he or she must provide the notice and comply with the procedures discussed above for nominees.

The Board of Directors has adopted the following procedure for shareholders to communicate with members of the Board of Directors and for all interested parties to communicate with the presiding director for a particular Board meeting or the non-management directors as a group. All such communications should be sent by regular mail c/o Corporate Secretary, Walgreen Co., 200 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or his or her designee will collect and organize all such communications, discarding any that are solicitations or are irrelevant to the Board’s responsibilities. The remaining communications will be forwarded to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Securities Ownership of Certain Beneficial Owners and Management

The following tabulation sets forth information as of November 14, 2005 concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director, by each of the executive officers named in the Summary Compensation Table included in this proxy statement, and by all directors and executive officers as a group. Except as otherwise noted, the shareholder named possessed sole voting and investment power over such shares.

Name	Amount of Shares Beneficially Owned		Percent of Class
Capital Research and Management Company	63,367,600	(1)	6.260%
333 South Hope Street Los Angeles, CA 90071
David W. Bernauer	1,065,529	(2) (3) (4)	*
William C. Foote	22,523	(5)	*
James J. Howard	47,479	(5)	*
Jerome B. Karlin	267,263	(2) (4) (6)	*
Alan G. McNally	21,141	(5)	*
Cordell Reed	29,140	(5)	*
Jeffrey A. Rein	200,823	(2) (4) (7)	*
David Y. Schwartz	14,342	(5) (8)	*
John B. Schwemm	57,589	(9)	*
William A. Shiel	226,253	(2) (4) (10)	*
James A. Skinner	590	(5)	*
Trent E. Taylor	98,970	(2) (4) (11)	*
Marilou M. von Ferstel	20,118	(5)	*
Charles R. Walgreen III	3,238,336	(12)	*
All directors and executive officers as a group (29 individuals)	6,827,414	(2) (4) (5) (13)	0.675%

*	Each shareholder owns less than 1% of the Company’s common stock.

(1)	According to a Schedule 13F filed by the beneficial owner on November 14, 2005, Capital Research and Management Company is deemed to be the beneficial owner of 63,367,600 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)	Includes shares granted pursuant to the Walgreen Co. Restricted Performance Share Plan as follows: Mr. Bernauer, 38,384 shares; Mr. Karlin, 12,004 shares; Mr. Rein, 17,697 shares; Mr. Shiel, 8,596 shares; Mr. Taylor, 7,487 shares; and all directors and executive officers as a group, 152,645 shares.

(3)	Does not include 40,000 shares owned by Mr. Bernauer’s wife. Mr. Bernauer disclaims any beneficial interest in these shares.

(4)	Includes shares of stock that may be acquired within 60 days after November 14, 2005, by exercise of stock options as follows: Mr. Bernauer, 899,160 shares; Mr. Karlin, 175,236 shares; Mr. Rein, 147,335 shares; Mr. Shiel, 180,140 shares; Mr. Taylor, 81,774 shares; and all directors and executive officers as a group, 2,389,109 shares.

(5)	Does not include deferred stock units granted pursuant to the Walgreen Co. Nonemployee Director Stock Plan as follows: Mr. Foote, 13,222 units; Mr. Howard, 13,213 units; Mr. McNally, 9,002 units; Mr. Reed, 4,013 units; Mr. Schwartz, 5,229 units; Mr. Skinner, 547 units; Ms. von Ferstel, 4,013 units; and all directors as a group, 49,239 units.

(6)	Does not include 1,392 shares owned by Mr. Karlin’s wife. Mr. Karlin disclaims any beneficial interest in these shares.

(7)	Does not include 16 shares owned by Mr. Rein’s wife and 2,500 shares for which Mr. Rein is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Rein disclaims any beneficial interest in these shares.

(8)	Does not include 3,785 shares owned by Mr. Schwartz’s wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(9)	Does not include 4,800 shares owned by Mr. Schwemm’s wife. Mr. Schwemm disclaims any beneficial interest in these shares.

(10)	Does not include 15,744 shares owned by Mr. Shiel’s wife and 9,270 shares for which Mr. Shiel is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Shiel disclaims any beneficial interest in these shares.

(11)	Does not include 189 shares for which Mr. Taylor is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Taylor disclaims any beneficial interest in these shares.

(12)	Includes 43,278 shares owned by a trust in which Mr. Walgreen III has a shared beneficial interest. Does not include 66,536 shares held in trust for the benefit of Mr. Walgreen III’s wife, and 62,365 shares owned by other family members. Mr. Walgreen III disclaims any beneficial interest in these shares.

(13)	Does not include 390,033 shares owned by trusts or entities for which executive officers or directors serve as trustees or officers, or held by family members of executive officers or directors, the beneficial ownership of which has been disclaimed by such officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 2005, except that (i) due to an administrative error on the part of the Company, William C. Foote and John B. Schwemm reported the receipt of their annual director stock grant one day late, (ii) David Y. Schwartz filed a late Form 4 reporting three open-market transactions by his wife, and (iii) although such holdings were included in the reporting person’s Form 3, due to an administrative error on the part of the Company, Robert M. Kral filed a late Form 4 reporting the receipt of a stock option grant in October 2004.

Executive Compensation
Summary Compensation Table

The following table summarizes the compensation of the Company’s Chief Executive Officer, and the four other most highly compensated executive officers for the last three fiscal years. These individuals may be referred to in this proxy statement as the “named executive officers.”

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compen- sation ($)		Restricted Stock Award(s) ($)(3)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(4)
David W. Bernauer	2005	1,280,000	805,445	28,010		698,200	187,654	0	1,032,804
Chairman of the Board and	2004	1,073,344	640,484	47,077		530,402	170,954	0	783,272
Chief Executive Officer	2003	894,667	543,687	9,906		379,679	392,963	0	589,779

Jeffrey A. Rein	2005	746,000	453,651	13,792		346,020	93,004	0	480,686
President and	2004	632,010	362,846	15,603		253,916	81,056	0	354,363
Chief Operating Officer	2003	484,667	287,958	5,701		121,660	53,391	0	199,981

Jerome B. Karlin	2005	521,250	305,588	6,865		202,115	47,530	0	366,714
Executive Vice President	2004	478,346	266,177	6,865		171,155	47,605	0	295,441
	2003	426,333	251,574	9,247		123,189	40,589	0	235,912

William A. Shiel	2005	399,333	225,271	42,747		139,312	32,098	0	236,193
Senior Vice President	2004	377,526	202,752	64,964		123,408	33,435	0	209,949
	2003	351,333	204,794	20,482		93,339	30,129	0	183,196

Trent E. Taylor	2005	397,333	223,953	20,562		129,325	29,794	0	201,216
Executive Vice President	2004	350,344	185,652	47,361		107,611	29,014	0	168,603
	2003	301,667	173,815	81,907	(2)	73,531	23,741	0	127,147

(1)	Includes amounts earned in fiscal year, whether or not deferred.

(2)	Includes $44,404 in country club membership payments. This perquisite was discontinued in January 2005.

(3)	All restricted shares reflected in this column were granted as a result of the attainment of performance goals under the Restricted Performance Share Plan (a description of the Plan and the performance measures is provided in the Compensation Committee Report on Executive Compensation). Fifty percent of the award earned in 2005 is payable in cash (reflected in the All Other Compensation column), and the remaining fifty percent is payable in restricted shares. Both the cash and stock awards vest in equal amounts over a four-year period. The cumulative number of restricted shares held by each named executive officer, all of which were granted pursuant to the Plan, and their aggregate market value at August 31, 2005 was: Mr. Bernauer, 38,384 shares valued at $1,778,331; Mr. Rein, 17,697 shares valued at $819,902; Mr. Karlin, 12,004 shares valued at $556,145; Mr. Shiel, 8,596 shares valued at $398,253; and Mr. Taylor, 7,487 shares valued at $346,873. The aggregate market value is based on the fair market value of common stock as of August 31, 2005 of $46.33. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common stock.

(4)	Detail of the amounts reported in the All Other Compensation column for 2005 is provided in the table below.

Item	Mr. Bernauer	Mr. Rein	Mr. Karlin	Mr. Shiel	Mr. Taylor
Term Life Insurance	$37,310	$7,427	$15,147	$6,366	$2,525
Above-Market Interest Earned on Deferred Compensation	24,364	3,788	32,842	11,023	2,332
Profit-Sharing Retirement Plan	13,220	13,220	13,220	13,220	13,220
Profit-Sharing Restoration Plan	259,656	110,169	103,383	66,218	53,793
Restricted Performance Share Plan Cash Award	698,254	346,082	202,122	139,366	129,346
Total	$1,032,804	$480,686	$366,714	$236,193	$201,216

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted to the named executive officers during the Company’s last fiscal year under the Executive Stock Option Plan:

	Individual Grants
Name	Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($)(3)
David W. Bernauer	187,654	2.08%	36.45	09/01/2014	2,614,020
Jeffrey A. Rein	93,004	1.03%	36.45	09/01/2014	1,295,546
Jerome B. Karlin	47,530	0.53%	36.45	09/01/2014	662,093
William A. Shiel	32,098	0.36%	36.45	09/01/2014	447,125
Trent E. Taylor	29,794	0.33%	36.45	09/01/2014	415,030

(1)	Based on 9,035,094 options granted to all employees during the fiscal year.

(2)	Fair market value on the date of grant. Options are not exercisable until September 1, 2007.

(3)	Present value was determined under the Black-Scholes option pricing model based on the following weighted average assumptions: volatility of 27.58%, representing the annual variance in the monthly percentage change in the price of the Company’s common stock over an eight-year period prior to the date of grant; a risk-free interest rate of 3.99%, representing the treasury bill rate for the expected term of the option; an average expected term of eight years; and an annual cash dividend yield of 0.57%. The Company’s use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model or an acknowledgment that such model can accurately determine the value of options. The ultimate realizable value of an option will depend on the market value of the Company’s common stock on the date of exercise as compared to the exercise price of the option.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table provides information regarding stock option exercises by the named executive officers during fiscal 2005, as well as the assumed value at August 31, 2005, of unexercised options held by such officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Bernauer	0	0	506,197	751,571	8,151,458	9,459,360
Jeffrey A. Rein	7,000	278,483	93,944	227,451	1,880,842	2,689,865
Jerome B. Karlin	6,000	185,596	158,141	135,724	3,281,281	1,594,662
William A. Shiel	0	0	150,011	95,662	3,437,572	1,126,088
Trent E. Taylor	600	24,747	58,033	82,549	1,116,232	968,518

(1)	Based on the fair market value of Company common stock as of August 31, 2005 of $46.33.

Employment Agreements

The Company has employment agreements (the “Agreements”) with the persons named in the Summary Compensation Table and other key employees of the Company that become effective only upon a Change of Control (as defined in the Agreements).

In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements) after a Change of Control, he or she will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment consisting of the employee’s base salary through the date of termination, a proportionate bonus based upon the employee’s annual bonus pursuant to the Management Incentive Plan for the last three fiscal years, the sum of the base salary plus bonus that the employee would be entitled to for the remainder of the employment period under the Agreement, unpaid deferred compensation and vacation pay, and the difference between the actuarial equivalent of the retirement benefit the employee would receive if the employee remained employed for the employment period and the actuarial equivalent of the employee’s actual retirement benefits. In addition, for the remainder of the employment period, the employee is entitled to continued employee welfare benefits. The resignation of any of these individuals during the thirty-day period following the first anniversary of the effective date of a Change of Control shall be deemed to be for Good Reason.

Equity Compensation Plans

The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2005. The following equity compensation plans were approved by shareholders: the Executive Stock Option Plan, the 1982 Employees Stock Purchase Plan, the Restricted Performance Share Plan and the Nonemployee Director Stock Plan. The following equity compensation plans were not approved by shareholders: the Walgreen Co. Stock Purchase/Option Plan (Share Walgreens), the grant made to all non-executive employees in conjunction with the opening of the Company’s 3,000th store (Option 3000), and the grant made to all non-executive employees in connection with the opening of the Company’s 4,000th store (Walgreen Co. Broad Based Employee Stock Option Plan).

Plan category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights	B. Weighted-average exercise price of outstanding options, warrants and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	16,379,002	$29.80	51,746,086 (1)
Equity compensation plans not approved by security holders (2)	26,526,653	$29.44	45,190,152
Total	42,905,655	$29.58	96,936,238

(1)	The Walgreen Co. Nonemployee Director Stock Plan, approved by shareholders in January 2004, does not have a specific number of shares reserved for issuance, and therefore, shares remaining available for grant pursuant to the plan are not included in the table above. The plan presently determines the number of shares issued to each nonemployee director pursuant to their annual share grant by dividing $80,000 (subject to possible adjustment up to $250,000) by the price of a share of common stock on November 1 of the relevant year. Beginning with the annual share grant to be made on November 1, 2006, each nonemployee director may elect to receive this annual share grant in the form of shares or deferred stock units. Furthermore, each nonemployee director receives one-half of his or her quarterly retainer for service on the Board of Directors in the form of either shares or deferred stock units. If shares are elected for this portion of the quarterly retainer, the number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the first trading day of the fiscal quarter. If deferred stock units are elected for the retainer or the annual share grant, the number of units is determined by dividing the respective dollar value by the fair market value of a share on the date of the scheduled payment of the amount deferred.

(2)	Share Walgreens is a stock purchase/stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to 10% of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive one to three options to purchase additional stock at a fixed price. The determination of the number of options is a function of the degree to which the Company attains pre-established performance goals. For options granted prior to October 1, 2005, the option price equals the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period; provided that the resulting option price may not be more than 15% lower than the fair market value on the last trading day of the window period. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period.

Unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock. As of August 31, 2005, there were outstanding options for an aggregate of 12,073,281 shares.

The Walgreen Co. Option 3000 Plan is an incentive compensation plan that permitted the grant of nonqualified stock options to all non-executive employees who were employed by the Company on May 11, 2000. Each eligible employee received from 75 to 500 options based on the employee’s years of service on the date of the grant. The option price is $29.1875, the closing price of a share of common stock on May 11, 2000. The options vested and became exercisable on May 11, 2003, and unexercised options will expire on May 10, 2010, subject to earlier termination if the optionee’s employment ends. As of August 31, 2005, there were outstanding options for an aggregate of 5,687,372 shares.

The Walgreen Co. Broad Based Employee Stock Option Plan is an incentive compensation plan that permits the grant of nonqualified stock options to eligible non-executive employees in order to celebrate the achievement of store opening milestones (such as the opening of the Company’s 4,000th store) and the efforts of the Company’s employees in the achievement of such milestones and to encourage the Company’s employees to devote their continued best efforts to the business and affairs of the Company. This plan was adopted on July 10, 2002 and subsequently amended as of April 1, 2003. For options granted to employees in connection with store opening milestones, if any, the Compensation Committee shall determine the number of options to be granted and eligibility for participation from among non-executive employees who are employed by the Company as of the designated date of the event giving rise to such grant. The Compensation Committee may also grant options from time to time to individual non-executive employees under this plan. The option price for each grant shall be equal to the closing price of a share of common stock on the designated grant date. Except as may be otherwise determined by the Compensation Committee, each option shall vest three years after the date of the grant, and unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted for an aggregate of 15 million shares of Company common stock. As of August 31, 2005, there were outstanding options for an aggregate of 8,766,000 shares.

Certain Relationships and Related Transactions

During fiscal year 2005, Company employees related to the executive officers or directors of the Company named below were: A son and a son-in-law of George C. Eilers; a son-in-law of Jerome B. Karlin; two sons of Barry L. Markl; a stepbrother of William A. Shiel; a brother-in-law of Mark A. Wagner; a son of Charles R. Walgreen III; and a brother of Gregory D. Wasson. Each employee received fiscal year 2005 compensation that exceeded $60,000, and each employee’s compensation was comparable to other Company employees at a similar level.

The Compensation Committee Report on Executive Compensation, the Audit Committee Report and the performance graph that follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Reports and graph by specific reference.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) establishes all components of Company executive pay, recommends or reports its decisions to the Board of Directors, and administers the compensation program for executive officers. This report describes the Company’s executive compensation program and the basis on which fiscal year 2005 compensation determinations were made by the Committee with respect to the Company’s executive officers, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement.

The Committee is comprised entirely of independent directors. None of the Committee members are, or have been, employees of the Company. Further, Committee members have no “interlocking” relationships, as defined by the Securities and Exchange Commission.

The duties of the Committee include conducting an annual review of executive officer compensation, designing awards in connection with all elements of the executive pay program, administering the Company’s equity incentive plans, and overseeing the Company’s compensation plans and policies. The Committee further evaluates executive performance and addresses other matters related to executive compensation.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the Charter. The Board determines the Committee’s membership. The Committee meets at scheduled times during the year, meets telephonically as needed, and also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. The Committee is supported in its work by the Company’s human resources management and supporting personnel. In addition, the Committee has the authority to engage the services of outside advisors. During each of the past three years, the Committee has directly engaged one or more outside compensation consulting firms to assist the Committee in its review of the compensation for executive officers.

Compensation Policy and Overall Objectives

In developing recommendations and making determinations regarding the amount and composition of executive compensation, the Committee’s goal is to provide a compensation package that enables the Company to attract and retain talented executives, reward outstanding performance and link the interests of the Company’s executives to the interests of the Company’s shareholders. The Committee members believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

The Committee’s review of the Company’s executive compensation programs and practices includes an analysis of all elements of compensation, consisting of base salary, short-term incentives, stock option grants and other long-term incentives, retirement programs, and health and welfare benefits. As a result of this review, the Committee made determinations with respect to fiscal 2005 executive compensation that it believes are appropriate and reasonable.

In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation. The Committee compares these compensation components to those of companies that it establishes as its “peer group” for these purposes. The peer group consists of companies that have business operations in the retail drug industry, companies having operations within broader retail markets, and a cross-industry group of companies that have similar sales volumes, market capitalization and employment levels. In establishing the peer group, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its discretion and makes its judgment after considering the factors described above. Competitive market data is provided by an outside compensation consultant.

The key elements of the Company’s executive compensation are base salary, annual bonuses and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package, including severance plans, insurance and other benefits.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose.

Base Salaries

The Committee regularly reviews each executive’s base salary. The base salary ranges of the Company’s executives are targeted at approximately the 50th percentile of the base pay ranges of similarly positioned executives in the peer group of companies selected for compensation comparison purposes.

Base salaries for executives are initially determined by evaluating executives’ levels of responsibility, prior experience and breadth of knowledge, as well as internal equity issues and external pay practices. Increases to base salaries are driven primarily by performance, and evaluated based on sustained levels of contribution to the Company.

The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors and makes base pay recommendations that reflect the Committee’s analysis of the aggregate impact of these factors. Overall, executive salaries were increased at rates comparable to the increases provided at other similarly situated companies and are near or at market levels.

Annual Bonuses

The Walgreen Management Incentive Plan (the “Annual Plan”) promotes the Company’s pay-for-performance philosophy by providing executives and other employees with direct financial incentives in the form of annual cash bonuses to achieve performance goals tied to return on invested capital.

Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Annual Plan emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms that are consistent for all participants.

Each year, the Committee establishes specific goals, the achievement of which will determine the funding of the bonus pool. In turn, the size of the bonus pool will determine the amount of the relative awards to participants. Accordingly, opportunities for executives to earn bonuses correspond to the degree to which the preestablished goals are achieved.

Target bonus awards for the named executive officers are established at levels that are consistent with marketplace practices for executive positions. Actual payouts can rise above or fall below the targeted levels, depending upon performance relative to the preestablished performance objectives.

Long-Term Incentives

Long-term incentives are provided pursuant to the Restricted Performance Share Plan and the Executive Stock Option Plan.

In keeping with the Company’s commitment to provide a total compensation package that includes at-risk components of pay, the Committee makes annual decisions regarding appropriate long-term incentive grants for each executive. When determining these awards, the Committee considers the Company’s financial performance in the prior year, executives’ levels of responsibility, prior experience, historical award data, and compensation practices at comparator companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

Restricted Performance Share Plan: This Plan has both short-term and long-term incentive elements. It provides for contingent grants of restricted common stock and restricted cash at the beginning of one-year performance periods. The participants, the amounts of the grants to each, the performance requirements for each period, and the restrictions are determined by the Committee.

The performance criteria are annual FIFO earnings goals, subject to a minimum return on invested capital. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. The restricted common stock and restricted cash awards earned for the performance period ending August 31 of each fiscal year are restricted for a period of four years, with the restrictions lapsing at the rate of 25% per year.

Executive Stock Option Plan: Stock options are granted periodically to the Company’s executives at the discretion of the Committee to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Plan, in order to maintain competitive levels of short-term and long-term incentive pay under the Company’s incentive compensation programs.

Stock options are granted at an option price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, executive stock options are subject to a 36-month vesting period. This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

Retirement Plans

The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Plan. The Company also has non-qualified supplemental profit sharing plans for certain highly-compensated employees and other deferred compensation opportunities, as described below. The retirement benefits for the Company’s executive officers under the tax-qualified Profit Sharing Plan are the same as those available for other eligible employees. The Profit Sharing Plan is a defined contribution plan designed to accumulate retirement funds for participating Company employees, including executive officers, via individual and company contributions. The Company’s annual contribution to the Profit Sharing Plan is an established percentage of Company profits for the year. The Company’s contributions made under the plan vest beginning after two years of service in 20% increments until the employee is 100% vested after six years.

The non-qualified supplemental profit sharing plan for senior executives is the Profit Sharing Restoration Plan, which replaces the benefits for executives that the Company is unable to provide as a result of various tax law limitations that restrict contributions made for highly-compensated participants under the Profit Sharing Plan. The amounts restricted from being deposited in a participant’s Profit Sharing Plan account due to these tax law limits are paid to the participant as a taxable cash bonus. The after-tax bonus amount is eligible for investment in the Walgreen Senior Executives Master Trust (a secular trust). The Company makes additional bonus payments, if necessary, to replace any shortfall in earnings credited to a participant’s trust account when compared to the earnings under the Profit Sharing Plan. Participants also may receive a tax gross-up bonus to cover the tax due on bonus payments and trust earnings.

A deferred compensation opportunity has been provided through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executive officers and other management-level employees from time to time. Each plan has applied to a specific calendar year, and affords participating employees the opportunity to defer up to a maximum percentage of compensation (typically 10%) for that year. The deferred amount grows at a set crediting rate, and then is paid out over a number of years commencing at age 65 or 70, with alternative payment rules in the event of termination of employment prior to retirement eligibility, or in the event of death or disability. The latest of these Plans that applies to executive officers was offered in 2001, and the next Deferred Compensation/Capital Accumulation Plan will be offered in 2006.

The Company’s Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents receive additional benefits following their retirement from the Company. Such executives are entitled to six months of salary and benefits continuation. This provides a transition period for the executive to satisfy continuing obligations which require representing the Company or acting on its behalf. Such executives are also able to continue receiving an annual Company-paid physical exam during retirement, to age 70, and are entitled to the continuation of Executive Premier status within United Airlines’ Mileage Plus Program. The above benefits are not contractual and are based on current Company policy, which is subject to change or termination at the Company’s discretion.

Company Performance and CEO Compensation

The Committee determines the compensation of David W. Bernauer, the Company’s Chairman and Chief Executive Officer, in the same manner as described for all executive officers. In setting compensation levels for the Chief Executive Officer, the Committee considers individual and Company performance, as well as comparative compensation information from the Company’s peer group, in all cases focusing primarily on the prior year, but also reviewing results and trends over a longer time horizon.

As reflected in the Summary Compensation Table, Mr. Bernauer’s salary increased in 2005 by $206,656 (19.3%). In determining Mr. Bernauer’s base salary for 2005, the Committee considered the Company’s financial performance for the prior year and over an extended period of time, Mr. Bernauer’s individual performance, his responsibilities as Chairman and Chief Executive Officer, and his long-term contributions to the success of the Company. In 2005, Mr. Bernauer’s bonus was equal to 62.9% of his salary. This resulted in a bonus award under the Annual Plan of $805,445.

Under the Restricted Performance Share Plan, contingent grant levels are established in furtherance of the overall objectives detailed above and by comparison to similar grants to chief executive officers at comparator companies. Based on the achievement of operating results that exceeded the threshold annual FIFO earnings goals and met the Company’s return on invested capital standard, Mr. Bernauer realized 19,155 restricted performance shares and $698,254 restricted cash under this Plan for fiscal 2005.

On September 1, 2004, Mr. Bernauer received an option to purchase 187,654 shares at the fair market value of shares on the date of grant. This grant was established by comparison to 50th percentile long-term incentive grants at comparator companies. The Committee believes that this equity interest provides a strong link to the interests of shareholders.

The Committee is pleased to submit this report to the Company’s shareholders.

Cordell Reed, Chairman
James J. Howard
John B. Schwemm

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and discussed with Deloitte & Touche LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2005.

John B. Schwemm, Chairman
William C. Foote
David Y. Schwartz
Marilou M. von Ferstel

Comparison of Five-Year Cumulative Total Return

The following graph compares the five-year cumulative total return of the Company’s common stock with the S&P 500 Stock Index and the Value Line Pharmacy Services Index. The graph assumes a $100 investment made August 31, 2000, and the reinvestment of all dividends.

	Dollar Value of Investment at August 31,
	2000	2001	2002	2003	2004	2005
Walgreen Co.	$100	$104.85	$106.49	$100.32	$112.85	$144.16
S&P 500 Index	$100	$75.61	$62.01	$69.49	$77.45	$87.17
Value Line Pharmacy Services Index	$100	$112.35	$103.25	$111.90	$126.77	$180.59

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to the Independent Registered Public Accounting Firm

All fees billed by Deloitte & Touche LLP (“Deloitte”) for services rendered during fiscal years 2005 and 2004 are summarized in the table below:

	Fiscal Year 2005	Fiscal Year 2004
Audit Fees (1)	$1,318,000	$596,625
Audit-Related Fees (2)	$49,000	$84,925
Tax Fees (3)	$34,000	$142,311
All Other Fees	N/A	N/A
Total Fees	$1,401,000	$823,861

(1)	Audit fees consist of: fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements included in the Form 10-K; audit of (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit plan audits and consultations with respect to financial reporting/accounting standards. Fees approved pursuant to the de minimis limitation allowed by relevant law accounted for 0% of audit-related fees in 2005 and 0% in 2004.

(3)	Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its subsidiaries, refund claims, tax appeals, and tax work stemming from “Audit-Related” items. Fees approved pursuant to the de minimis limitation allowed by relevant law accounted for 0% of tax-related fees in 2005 and 2.8% in 2004.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm, and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are (i) statutory audits of Company subsidiaries, (ii) services associated with Securities and Exchange Commission registration statements, other documents filed with the Securities and Exchange Commission or other documents issued in connection with securities offerings (for example, comfort letters or consents), (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations and (iv) audits of employee benefit plans. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a reasonably detailed description of the nature of the engagement.

All audit, audit-related, and tax services performed by Deloitte in fiscal year 2005 were pre-approved by the Audit Committee in accordance with the regulations of the Securities and Exchange Commission. The Audit Committee considered and determined that the provision of nonaudit services by Deloitte during fiscal year 2005 was compatible with maintaining auditor independence.

Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2006. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well qualified.

Shareholder ratification of the Audit Committee’s selection of Deloitte as our independent registered public accounting firm is not required by the Company’s By-Laws or otherwise; however, the Board of Directors is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

Proposal to Approve the Walgreen Co. Executive Stock Option Plan
As Amended and Restated

The Board of Directors has unanimously approved and is proposing for shareholder approval the amended and restated Walgreen Co. Executive Stock Option Plan (the “Plan”), in order to extend the Plan’s term until January 11, 2016.

This amendment and restatement does not provide that any additional shares be authorized for issuance under the Plan.

The Plan was first approved by shareholders in January 1983, and has been employed as a principal feature of the Company’s compensation program continuously from 1983 through the present. If the shareholders approve the amended and restated Plan, it will replace the current version of the Plan.

As of November 14, 2005 (the record date for the Annual Meeting), there remained 17,861,668 shares of Common Stock available for issuance under the Plan. If the amendment and restatement is approved, these remaining shares will be available for issuance under the Plan through January 11, 2016.

The closing price of the Company’s Common Stock on the New York Stock Exchange on November 14, 2005 was $46.87 per share.

Purpose of the Plan

The purposes of the Plan are to enable the Company to attract and retain key employees, to align their interests with those of the Company, and to offer competitive compensation packages to key employees.

Description of the Plan

A summary of certain material features of the amended and restated Plan follows.

Plan Term:  The Plan was originally approved by shareholders on January 12, 1983, for a term of ten years beginning October 13, 1982. On January 13, 1993, shareholders approved an extension of the Plan until October 13, 2002, and on January 8, 1997, shareholders approved an extension of the Plan until October 9, 2006. If this amendment and restatement is approved, the Plan term will be extended to January 11, 2016.

Eligibility:  As designated by the Committee, full-time key employees of the Company or its subsidiaries classified in salary grade 12 (or its equivalent) or above, without limitation as to length of service, are eligible to receive options under the Plan. There are approximately 1,123 employees in this group as of November 14, 2005. No option may be granted to any person who owns, directly or indirectly, shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company.

Operation of the Plan:  The Plan provides for the grant of stock options to purchase shares of the Company’s Common Stock to key employees of the Company and its subsidiaries. At its inception, there were 600,000 shares of Common Stock available for issuance under the Plan, subject to adjustment to reflect certain corporate events, including stock splits. In granting options and issuing stock when options are exercised, the Company may use authorized but unissued shares, treasury shares, or shares reacquired by the Company.

As originally approved, the Plan provided for the granting of incentive stock options, containing such terms and conditions as required by Section 422A of the Internal Revenue Code of 1986, as amended. In 1989, the Plan was amended to also permit the granting of nonqualified stock options. Since September 1, 1990, no new incentive stock options have been granted.

Subject to limitations that may be imposed by the Committee at the time of grant, an option may be exercised in whole or in part, at any time or from time-to-time prior to its termination. Payment of the exercise price may be made in cash, by delivery of shares of Common Stock of the Company with a fair market value equal to the exercise price on the date of exercise, or partly in cash and partly in shares.

Administration:  The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee selects the employees of the Company who will receive grants of options under the Plan, the number of shares of stock subject to each option, the exercise price of the options (which may not be less than the fair market value of the shares on the date the options are granted), the duration of the options (which may not exceed ten years), and other option terms and conditions. The day-to-day administration of the Plan may be carried out by officers and employees of the Company designated by the Committee. No members of the Compensation Committee are eligible to participate in the Plan.

Treatment of Options Upon Termination of Employment:  The Committee has the authority to set the terms that will govern the treatment of options upon the termination of an optionee’s employment under various circumstances (i.e., death, retirement, total and permanent disability, or other termination of employment). The Committee, in its discretion, may also extend the time period for an optionee to exercise his or her option following termination of employment for a period not to exceed 60 months from the date of an employee’s death, disability, retirement or employment termination, as applicable; provided that in no event shall such exercise period extend beyond the original expiration date.

Nontransferability:  Options granted under the Plan may be transferred to immediate family members, family trusts, and family partnerships, or may be transferred by will or by the laws of descent and distribution. Other than these exceptions, however, the options are only exercisable by the optionee during the optionee’s lifetime.

Capital Changes:  Subject to adjustment as described herein, no more than the aggregate of 1,000,000 shares of Common Stock may be subject to options granted during any 12-month period to any optionee under the Plan. The number of shares of Common Stock available under the Plan, the number of shares subject to outstanding options, the exercise price of any option under the Plan, and the 12-month maximum grant limit described above are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation, stock split and similar events. Shares covered by expired, cancelled or otherwise terminated options become available for the grant of new options.

Plan Termination and Amendment:  The Board of Directors generally has the right to alter, suspend or discontinue the Plan, subject to shareholder approval where required by applicable law or regulation. However, the Board of Directors may not revoke or alter, in a manner unfavorable to the holder, any outstanding option without the consent of its holder. Also, unless shareholder approval is obtained, the Board of Directors may not amend the Plan to: (i) increase the aggregate number of shares subject to option under the Plan (except as provided above with regard to certain corporate events); (ii) decrease the minimum exercise price; (iii) increase the maximum number of shares for which an option or options may be granted to any one employee (except as provided above with regard to certain corporate events); (iv) permit any member of the Board of Directors of the Company who is not an officer or employee of the Company or a subsidiary, or any member of the Committee, to become eligible for options under the Plan; (v) extend the term of the Plan or the maximum period during which any option may be exercised; or (vi) otherwise amend the Plan to the extent such amendment would be deemed material (and thereby require shareholder approval), within the meaning of the rules of any stock exchange or similar organization governing the listing of the shares.

Options to be Granted and Option History:  Since it is within the discretion of the Committee to determine which employees are to receive options, it is presently not possible to state which employees are to receive such grants or the number of shares that may be granted. Non-employee members of the Company’s Board of Directors are not eligible to participate in the Plan. From the inception of the Plan (October 13, 1982) through November 14, 2005, options granted under the Plan include the following:

	Number of Shares		Number of Shares
David W. Bernauer Chairman & CEO	1,838,584	Charles R. Walgreen III Former CEO	3,216,374

Jeffrey A. Rein President & COO	430,965	L. Daniel Jorndt Former CEO	3,230,210

Jerome B. Karlin Executive Vice President	752,835	All current executive officers	6,745,842

William A. Shiel Senior Vice President	757,266	All employees (other than current executive officers)	47,829,434

Trent E. Taylor Executive Vice President	176,032

Federal Income Tax Consequences

Based on current federal income tax law, the federal income tax consequences of an option grant under the Plan depend on the type of grant. Generally, the recipient of an incentive stock option will not recognize taxable income at the time of grant or exercise, nor will the Company be entitled to a tax deduction at such times so long as minimum holding period and employment requirements are satisfied. Any gain on the disposition of stock acquired through an incentive stock option will be taxable to the optionee as long-term capital gain. The excess of the fair market value of the stock over the option price at the time the option is exercised will be a preference item to the optionee for purposes of the alternative minimum tax. If the minimum holding period and employment requirements are not satisfied, an optionee will recognize, in the year of disposition of the stock, ordinary income equal to the difference between the fair market value of the stock on the date of exercise and the price paid upon exercise of the option. The Company will be allowed a corresponding deduction against income in the year in which such a premature disposition occurs.

Generally, the grant of a nonqualified stock option does not result in taxable income to an optionee or a tax deduction to the Company. Upon exercise, an optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the option price, and the Company will be entitled to a corresponding income tax deduction.

The foregoing is only intended as a summary of the federal income tax consequences that apply to awards and payments under the Plan, based on the Company’s interpretation of current tax laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE WALGREEN CO. EXECUTIVE STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote is required for the approval of this proposal. With respect to this proposal, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. Broker non-votes will not affect the outcome of the vote.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one copy of the Company’s Annual Report and proxy statement, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s Annual Report or proxy statement at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the 2005 Annual Report or proxy statement, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Computershare Investor Services LLC at 1-888-368-7346, or inform them in writing at 2 North LaSalle Street, Chicago, Illinois 60602. If your shares are held through a brokerage account, please contact your broker directly.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholder Proposals for 2007 Annual Meeting

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 2007 Annual Meeting they must be received by the Company no later than July 25, 2006. Such proposals should be directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

In addition, the Company’s By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an Annual Meeting. In general, the Corporate Secretary must receive notice on or after September 13, 2006 and not later than October 13, 2006. The notice should contain a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear in the Company’s books, of the shareholder proposing such business; the class and number of shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. If the Company receives notice of a shareholder proposal outside of this time frame, the individuals named in the proxies solicited by the Company’s Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

By order of the Board of Directors.

DANA I. GREEN
Secretary

The Company will furnish, on written request and without charge, a copy of the Company’s 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., Attention: Mr. John W. Gleeson, Treasurer, 200 Wilmot Road, Deerfield, Illinois 60015.

APPENDIX A

Walgreen Co.

Audit Committee Charter

Establishment and Purpose

The Board of Directors of Walgreen Co. (the “Company”) established an Audit Committee (the “Committee”) to assist in oversight of (1) the quality and integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the outside auditor’s qualifications and independence, and (4) the performance of the Company’s outside auditor and internal audit function. The Committee shall also prepare the report required by current Securities and Exchange Commission (the “SEC”) proxy rules. While the Committee shall have the responsibilities and powers set forth below, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. Nor is it the duty of the Committee to conduct general investigations or to assure compliance with laws and regulations.

Composition

The Committee shall be comprised of three or more independent directors, in accordance with current New York Stock Exchange and NASDAQ regulations, who shall be appointed by the Board of Directors upon recommendation of the Nominating and Governance Committee and the Chairman of the Board, and whose term of appointment is at the discretion of the Board of Directors. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. At least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. It shall be the goal of the Company that at least one member of the Committee shall in the judgment of the Board of Directors be an Audit Committee Financial Expert as defined by the SEC. One member shall be appointed Chair by the Board of Directors, upon recommendation of the Nominating and Governance Committee and the Chairman of the Board.

Authority

The Committee is granted the authority to investigate any activity of the Company in order to adequately discharge its responsibility, and to expand its knowledge of Company financial operations. The Committee shall have direct access to the outside auditor and the General Auditor (who is responsible for the internal audit function) and any other executive or manager of the Company. The Committee may obtain advice and assistance from legal, accounting or other advisors as it deems necessary to carry out its duties. The Committee shall receive appropriate funding from the Company for payment of compensation to any legal, accounting or other advisors employed by the Committee.

Meetings

The Committee is to meet at least quarterly or as many times as it deems necessary. The Chair may request, in addition to Committee members, that members of management, the Secretary of the Company, representatives of the outside auditor and the General Auditor be present at meetings of the Committee. The Committee shall meet separately, periodically, with management, the outside auditor and the General Auditor.

Minutes

Minutes of each meeting are to be prepared by the Secretary of the Company or the Chair’s designate and sent to Committee members and the Company directors who are not Committee members. The Secretary of the Company shall maintain copies of all minutes as permanent records.

Specific Duties

The Committee shall:

1.	Review and reassess the adequacy of this charter at least annually. Upon amendment, submit the charter to the Nominating and Governance Committee for review and to the Board of Directors for approval.

2.	Ensure that the charter is published as required by the SEC, including in the proxy statement and on the Company’s website.

3.	Meet to review and discuss with management and the outside auditor the annual audited financial statements and quarterly financial statements, including a review of the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to filing with the SEC or distribution to shareholders and the public. Request that the outside auditor report on matters required to be communicated to the Committee in accordance with current auditing standards. Review any disclosures made by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls. Based on review and discussion, make a recommendation to the Board of Directors that the Company’s financial statements be filed with the SEC.

4.	Discuss generally earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies. The Committee need not discuss each earnings release or earnings guidance in advance.

5.	Prepare an annual report to be included in the proxy statement, as required by the SEC.

6.	Review with the outside auditor and the General Auditor their annual audit plans to determine the combined audit coverage for the Company, and approve such plans.

7.	Discuss policies with respect to financial risk assessment and risk management.

8.	Review and discuss with the outside auditor and the General Auditor: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company internal controls and any special audit steps adopted in light of material control deficiencies, if any; (b) analyses prepared by management, the internal audit department, and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company.

9.	Obtain periodic updates from management regarding compliance matters.

10.	Review with the outside auditor and the General Auditor any difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of the outside auditor’s activities or access to requested information and any significant disagreements with management. Inquire about any accounting adjustments noted or proposed by the outside auditor but passed (as immaterial or otherwise); any communication between the audit team and the outside auditor’s national office respecting auditing or accounting issues presented by the engagement; and any management or internal control letter issued by the outside auditor. The review shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

11.	Directly appoint, retain, compensate (including approval of the terms of engagement) and terminate the Company’s outside auditor, which shall report directly to the Committee. Exercise oversight of the outside auditor, including resolution of disagreements between management and the outside auditor.

12.	At least annually, obtain and review a report by the outside auditor describing: (a) the outside auditor’s internal quality control procedures; (b) any material issues raised by the outside auditor’s most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the outside auditor and the Company. Evaluate the outside auditor’s qualifications, performance and independence. This evaluation shall include review and evaluation of the lead partner, including regular rotation of the lead audit partner as required by the SEC.

13.	Preapprove audit and nonaudit services to be provided by the outside auditor. The Committee may delegate authority for this assessment to one or more members of the Committee. Require the outside auditor to annually summarize audit and nonaudit service fees.

14.	Set clear hiring policies for employees or former employees of the outside auditor.

15.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

16.	Review the performance of the internal audit function.

17.	Apprise the Board of Directors regularly regarding significant developments relating to the performance of its duties.

18.	Conduct an annual performance evaluation of the Committee.

Walgreen Co.

Executive Stock Option Plan

(As Amended and Restated Effective January 11, 2006)

WALGREEN CO.

EXECUTIVE STOCK OPTION PLAN

(As Amended and Restated Effective January 11, 2006)

TABLE OF CONTENTS (cont.)

WALGREEN CO.

EXECUTIVE STOCK OPTION PLAN

(As Amended and Restated Effective January 11, 2006)

Section 1. Establishment and Purpose

1.1     The Plan. Effective as of October 13, 1982, Walgreen Co. (the “Company”) established this stock option plan for certain officers and key employees, which plan was then known as the “Walgreen Co. 1982 Executive Incentive Stock Option Plan.” Effective as of January 1, 1989, the Plan was amended, restated, and renamed as the “Walgreen Co. 1982 Executive Stock Option Plan.” Effective as of October 13, 1992, the Plan was amended, restated, and renamed as the “Walgreen Co. Executive Stock Option Plan” (the “Plan”). Effective as of October 9, 1996, the Plan was amended and the term of the Plan was extended. The Plan as described herein reflects a further amendment and restatement effective as of January 11, 2006.

1.2     Purpose. The purpose of the Plan is to enable the Company and its subsidiaries (as subsidiaries are defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, hereinafter referred to as the “Code”) to attract and retain key employees of outstanding ability, to stimulate the efforts of such employees toward achievement of Company objectives and to encourage the identification of their interest with that of the Company’s shareholders. It is intended that options issued pursuant to the Plan, shall constitute “Incentive Stock Options,” containing such terms and conditions as required by Section 422 of the Code, to the extent that the Committee specifies such intention at the time such options are granted. The term “ISO Options” shall mean Incentive Stock Options granted pursuant to this Plan. The term “Nonqualified Options” shall mean options other than ISO Options granted pursuant to this Plan. The term “Options” shall mean both ISO Options and Nonqualified Options granted pursuant to this Plan.

1.3     Effective Date of the Plan. The Plan as originally adopted was effective as of October 13, 1982 (the “Original Effective Date”). The effective date of the Plan as set forth herein is January 11, 2006 (the “Effective Date”).

Section 2. Plan Administration

2.1     Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), consisting of three or more members appointed by the Board of Directors of the Company from those of its members not eligible to receive Options and who satisfy such other requirements as may be necessary to qualify as “Non-Employee Directors” as that phrase is defined for purposes of the Securities and Exchange Commission’s (the “Commission’s”) rules and regulations issued under Section 16 of the Securities and Exchange Act of 1934 (the “1934 Act”) and as “Outside Directors” as that phrase is defined for purposes of the Internal Revenue Service’s (the Department of Treasury’s) regulations issued under Section 162(m) of the Internal Revenue Code. The Committee may take action with regard to this Plan only upon the vote of a majority of the entire Committee or by written consent. The day-to-day administration of the Plan may be carried out by such officers and employees of the Company as may be designated by the Committee.

2.2     Authorized Actions. The Committee shall have full power and authority to interpret the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to determine the form and content of Options to be issued under the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee shall determine, within the limits of the express provisions of the Plan, the employees to whom, and the time or times at which, Options shall be granted, the number of shares of stock to be subject to each Option, the duration of each Option, the Option price of each Option, and the time or times within which (during the term of the Option) all or portions of each Option may be exercised.

2.3     Finality of Determination. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons including the Company, its shareholders, and persons having any interests in Options which may be granted under the Plan.

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Section 3. Eligibility and Participation

3.1     Eligibility. Full-time, key employees of the Company or its subsidiaries, who are classified in salary grade 12 (or its equivalent) or above, as designated by the Committee from time to time and without limitation as to length of service, shall be eligible to receive Options under the Plan. No Option shall be granted to any person who owns, directly or indirectly, shares of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. Eligible employees of the Company or its subsidiaries who have been granted and are in receipt of valid Options pursuant to this Plan are hereunder referred to as “Participants.”

3.2     Rights of Employees. Nothing in this Plan or in any Option shall interfere with or limit in any way the right of the Company and any of its subsidiaries to terminate any Participant’s or employee’s employment at any time, nor confer upon any employee any right to continue in the employ of the Company and any of its subsidiaries. No employee shall have a right to be selected as a Participant, nor, having been so selected to be selected again as a Participant.

Section 4. Shares Subject to the Plan

4.1     Number. No more than 38,400,000 shares of common stock, $.078125 par value, of the Company (the “Shares”), as previously adjusted for stock splits, may be optioned under the Plan on or after October 9, 1996. Shares may consist, in whole or in part, of authorized but heretofore unissued Shares, treasury Shares, or Shares reacquired by the Company, including Shares purchased by the Company in the open market.

4.2     Unused Shares. In the event any Shares that are subject to an Option which, for any reason, expires, is canceled, or is terminated unexercised as to such Shares, such Shares may again be subjected to Options pursuant to this Plan.

4.3     Adjustment in Capitalization. In the event of any change (increase or decrease) in the outstanding shares of the Company by reason of a stock dividend, recapitalization, merger,

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consolidation, stock split, combination or exchange of Shares, or otherwise, the aggregate number of Shares available under this Plan, the number of Shares subject to each outstanding Option, the Option prices, and the limit on the number of shares that may be granted to any participant under Section 5.1 shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional Shares shall be rounded to the nearest whole Share.

Section 5. Options

5.1     Grant of Options. The Committee may, from time to time at its discretion, subject to the provisions of the Plan, determine those employees of the Company or its subsidiaries to whom Options shall be granted, the Option price, the number of shares subject to such Options, and the dates on which such Options are to be granted. An eligible employee may be granted more than one Option. The aggregate number of Shares with respect to which options may be granted during any 12-month period to any participant under this Plan is limited to 1,000,000 shares, subject to adjustment pursuant to Section 4.3.

5.2     Additional ISO Option Limitation. The aggregate amount of fair market value of shares (the fair market value of a Share on the date of grant times the number of Shares optioned under the grant) for which an employee may first exercise ISO Options in any calendar year under this Plan (and any other Incentive Stock Option plan which the Company or its subsidiaries may have) shall not exceed $100,000.

5.3     Option Agreement. Each Option granted under the Plan shall be evidenced by a written agreement or notice of stock option terms (hereinafter, “Option Agreement”), setting forth the terms and conditions upon which the Option is granted. Each Option Agreement shall state the number of Shares, as designated by the Committee, to which that Option pertains. The appropriate officers of the Company are hereby authorized to execute and deliver Option agreements in the name of the Company, as directed from time to time by the Committee.

5.4     Option Price. The Option price per Share under each Option shall be determined by the Committee and stated in the Option Agreement. The Option price shall not be less than

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100% of the fair market value, and in any event not less than the par value, of a Share on the day the Option is granted, as such value is determined by the Committee. Such fair market value shall be not less than the closing price of a share of stock on the New York Stock Exchange on the last trading day preceding the day the Option is granted.

5.5     Duration of Options. Each Option shall be of a duration specified in the Option Agreement. All rights to exercise an Option shall expire not later than ten years from the date on which the Option is granted.

5.6     Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.

5.7     Exercise. Subject to Section 5.8, each Option may be exercised, as long as it is valid and outstanding, from time to time, in part or as a whole and in such manner and subject to such conditions as the Committee in its discretion may provide in the Option Agreements, provided that no partial exercise may be for less than 10 full Shares.

5.8     Periods of Non-Exercise. To the extent required to satisfy exemptions established from time to time by the Securities and Exchange Commission issued under Section 16 of the 1934 Act, the Committee may prohibit or restrict the effectiveness of any exercise hereunder for a period of up to six months. Options not subject to such restrictions may be exercised at such time as the Committee, in its discretion, may designate.

Section 6. Purchase of Shares

6.1     Notice of Exercise. The holder of an Option wishing to exercise an Option shall give notice to the Company in such form and manner as prescribed by the Company from time to time. The date the Company receives notice of an exercise, and full payment for the Shares exercised pursuant to the Option, shall be considered as the date such Option, or the portion thereof specified in notice, is exercised (the “Exercise Date”).

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6.2     Payment. Payment in full shall be made for the number of Shares purchased, as specified in the notice, at the same time notice of exercise of an Option is given to the Company. Payment of the Option price may be made in cash, or by delivery of Shares of the Company equivalent in fair market value to the Option price on the Exercise Date, or partly in cash and partly in Shares, as the Committee may from time to time determine. The proceeds from such payment shall constitute general funds of the Company.

6.3     Issuance of Stock Certificates. As soon as possible after receipt of notice and payment, the Company shall, without stock issue or transfer taxes to the Participant, deliver to the holder of the Option a certificate or certificates for the requisite number of Shares. Alternatively, such Shares may be held on behalf of the holder in book entry form.

6.4.    Privileges of a Shareholder. The holder of an Option shall not have shareholder privileges with respect to any Share covered by the Option until the date of issuance of a stock certificate to him or her for such Shares or until such shares are registered in his or her name in book entry form. No adjustments shall be made for dividends or distributions or other rights in respect to such Shares for which the record date is prior to the date on which the Participant became the holder of record thereof.

Section 7. Termination of Employment

7.1     General. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), if the employment of an employee to whom an Option is granted should terminate for any reason, other than death, retirement, or total and permanent disability, his or her Option shall terminate on the date employment terminates. Any Options or portions of Options of terminated employees not exercised shall terminate.

7.2     Death. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), if the employee to whom an Option was granted shall die while in the employ of the Company or a subsidiary, the Participant’s designated beneficiary (or the executor or administrator of his or her estate or the person or persons who acquired the right to exercise the Option by bequest or inheritance or by reason of his or her death, if the Participant failed to

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properly designate a beneficiary) may, at any time within one year after the date of death but no later than the date of expiration of the Option, exercise the Option, but only to the extent that the Option is exercisable. Options or portions of Options of deceased employees not so exercised shall terminate. A Participant may designate a beneficiary for this purpose, including a beneficiary that is a trust, by properly completing a beneficiary designation form supplied by the Committee.

7.3     Disability. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), in the event of termination of employment with the Company or a subsidiary due to total and permanent disability (as defined in the Option Agreement), the employee to whom an Option is granted may exercise the Option, to the extent that it is exercisable, at any time within one year after the date of such total and permanent disability but no later than the date of expiration of the Option.

7.4     Retirement. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), if the employee to whom an Option was granted shall be retired in good standing from the employ of the Company for reasons of age under the then-established rules of the Company (and as spelled out in the Option Agreement), the employee may exercise the Option, to the extent that it is exercisable, at any time within 90 days after the date of such retirement but no later than the date of expiration of the Option.

7.5     Committee Discretion to Extend Exercise Period. Notwithstanding the provisions of Sections 7.1, 7.2, 7.3 and 7.4, the Committee may extend the time periods for exercise of Options which would otherwise be applicable under such Sections, at its sole discretion, to reflect the employee’s role, if any, in developing the Company’s long-term business objectives or to accomplish such other business purposes of the Company as may be determined by the Committee. The Committee may extend such time periods for a period not to exceed 60 months from the date of the employee’s death, disability, retirement, or employment termination, provided that such exercise period shall not extend beyond the original expiration date specified in the Option Agreement.

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Section 8. Duration of the Plan

The Plan shall remain in effect until January 11, 2016, but Options may extend beyond that date in accordance with the provisions of the Plan.

Section 9. Amendment or Discontinuance

The Board of Directors of the Company may alter, suspend, or discontinue the Plan, but may not, without the approval of the shareholders of the Company, make any alteration that would:

(A)	Increase the aggregate number of Shares subject to Option under the Plan, except as provided in Section 4.3;

(B)	Decrease the minimum Option price;

(C)	Increase the maximum number of shares for which an Option or Options may be granted to any one employee, except as provided in Section 4.3;

(D)

Permit any member of the Board of Directors of the Company who is not an officer or employee of the Company or subsidiary, or any member of the Committee, to become eligible for Options under the Plan;

(E)	Extend the term of the Plan or the maximum period during which any Option may be exercised; or

(F)

Otherwise amend the Plan, to the extent such amendment would be deemed material (and thereby require shareholder approval), within the meaning of the rules of any stock exchange or similar organization governing the listing of the Shares.

The Board of Directors may not revoke or alter, in a manner unfavorable to the holder, any outstanding Option, without the consent of the holder.

Section 10. Other Conditions

10.1    Transferability of Options. An option shall not be transferable except by beneficiary designation, by will, or the laws of descent and distribution (as described in Section 7.2). An Option may be exercised, during the optionee’s lifetime, only by the optionee. Notwithstanding the foregoing, under such rules and procedures as the Committee may establish, an optionee may transfer a Nonqualified Option to members of the optionee’s immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for the benefit of the optionee

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or such family members or to partnerships in which the optionee or such family members are the only partners; provided that (i) the Option Agreement with respect to such Option expressly so permits or is amended to so permit, (ii) the optionee does not receive any consideration for such transfer, and (iii) the optionee provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any Option held by a transferee shall be subject to the same terms and conditions that applied immediately prior to its transfer.

10.2    Other Benefit Plans. No Options under this Plan shall be taken into account in determining any benefits under any other benefit plan or profit sharing plan maintained by the Company.

10.3    Government Regulations. The Plan, and the granting and exercise of Options thereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, and to such approvals, registration, and listing requirements by any governmental agencies or national securities exchanges as may be required.

10.4    Section 16 Requirements. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee or of any person or persons acting on the Committee’s behalf fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

10.5    Potential Option Adjustments. Options may be granted to employees of the Company or subsidiaries who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Options in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

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200 WILMOT ROAD DEERFIELD, ILLINOIS 60015

INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreen Co. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on January 10, 2006.

VOTE BY PHONE - 1-800-690-6903

• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

• Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WLGRN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALGREENS
If you wish to vote in accordance with the Board of Directors recommendations, just sign below. You need not check any boxes.
Election of Directors			For All	Withhold All	For All Except*	*To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
The Board of Directors recommends a vote FOR the listed nominees.
1.	01 - David W. Bernauer 03 - James J. Howard 05 - Cordell Reed 07 - David Y. Schwartz 09 - James A. Skinner 11 - Charles R. Walgreen III	02 - William C. Foote 04 - Alan G. McNally 06 - Jeffrey A. Rein 08 - John B. Schwemm 10 - Marilou M. von Ferstel	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain
In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

The signatory hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please sign exactly as your name appears above. Joint owners should each sign. Where applicable, indicate your official position or representation capacity.

If you vote by telephone or via the Internet, please do not mail your proxy card.
THANK YOU FOR VOTING.

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.		For	Against	Abstain
3.	Approval of the amended and restated Walgreen Co. Executive Stock Option Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

This is your admission ticket to the Walgreen Co. Annual Meeting of Shareholders to be held January 11, 2006, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission. We will also require one form of photo identification.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for $5 parking at our registration desk.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints DAVID W. BERNAUER, JOHN B. SCHWEMM and CHARLES R. WALGREEN III, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 11, 2006, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors and FOR proposal 2 and FOR proposal 3.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)